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                                                                   Exhibit 10.12


[HAWK LOGO]


                                  June __, 1997




Mr. Jess F. Helsel
aka J.F. Helsel
Box 477, RFD No. 3
Salem, Indiana  47161

         RE: AGREEMENTS

Dear Jess:

         This will confirm the agreements we have reached concerning the continuing relationship between you and Helsel, Inc.

         As you know, there is an existing "Employment Agreement" between you and Helsel, Inc., a Delaware corporation ("Buyer"), which was entered into at the time of the Buyer's acquisition of Helsel, Inc., an Indiana corporation (the "Company"). That Employment Agreement was dated July 1, 1994. There is also a "Consulting Agreement" of the same date between the same parties, pursuant to which you were engaged as a consultant for a period of four years, commencing on the date of termination of the Employment Agreement.

         We have reached agreement on a number of changes. First, with respect to the Employment Agreement, the "Employment Period" (as defined therein) will be extended, for a period of one additional year, from July 1, 1997 through June 30, 1998. Your Base Salary for that year will be at the rate of $150,000 per year. The Annual Bonus for this extension will be computed in the manner described in Section 2(b) of the Employment Agreement, except that it will be an amount equal to ten percent (10%) of the amount by which Buyer's earnings before interest, income taxes, depreciation, and amortization for the calendar year ending December 31, 1997 exceed $4,100,000. In addition, where the Employment Agreement describes your position as President of Buyer and sets forth your duties in that position, and later refers to your term as President and otherwise refers to you as President, we have agreed that during this extension year Buyer will search for and hire a successor President, that once that person is hired your title and duties will change and that your primary efforts will be to assist in the transition in whatever ways may be

        200 PUBLIC SQUARE - SUITE 30-5000 - CLEVELAND, OHIO 44114-2301 -
                      (216) 861-3553 - FAX (216) 861-4546

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HELSEL, INC.

Mr. Jess F. Helsel
June ___, 1997
Page 2


necessary and appropriate, including introducing the new President to customers, orienting him/her to the company, etc. You will also have continuing involvement with Buyers acquisition projects such as the current Sinterloy transaction. In addition, we would expect to utilize your talents in whatever ways may be beneficial to the company during the balance of the year. Upon the appointment of a President to succeed you, you will become Chairman of Helsel, Inc. with continuing reporting responsibility to Hawk Corporation's Executive Vice President. Except as set forth in this letter, each and every other term of the Employment Agreement shall remain in full force and effect through June 30, 1998.

         We have also agreed to some changes to the Consulting Agreement. First, the "Consulting Period" (as defined therein) shall consist of a period of four years commencing on July 1, 1998 and terminating at the close of business on June 30, 2002. The rate of compensation shall be the same as set forth in paragraph 4 of the Consulting Agreement, except that the first payment shall be due with the first quarter ending September 30, 1998. Each and every other term of the Consulting Agreement shall remain in full force and effect.

         I trust that the foregoing accurately sets forth the changes to which we have agreed. If so, please acknowledge your agreement by signing and dating the attached copy of this letter, and then return it to me at your earliest convenience.

                                                   Sincerely,

                                                   /s/ Jeffrey H. Berlin

                                                   Jeffrey H. Berlin


AGREED AND ACKNOWLEDGED:

/s/ Jess F. Helsel
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JESS F. HELSEL

Aug. 13, 1997